PLEDGE AND SECURITY AGREEMENT
between
THE DAYTON POWER AND LIGHT COMPANY,
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent
Dated as of August 24, 2016

PLEDGE AND SECURITY AGREEMENT, dated as of August 24, 2016, between The Dayton Power and Light Company (the “Grantor”), and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of August 24, 2016 (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among The Dayton Power and Light Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the Lenders, and other financial institutions or entities from time to time parties thereto.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Grantor upon the terms and subject to the conditions set forth therein; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Grantor under the Credit Agreement that it shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties (as defined below) and issued and delivered to the Collateral Agent for the benefit of the Secured Parties its Series 2022 DP&L First Mortgage Bonds in order to evidence and secure the Obligations;
NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Grantor thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.	DEFINED TERMS
1.1    Definitions.

(a)	Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Agreement” shall mean this Pledge and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Credit Agreement” shall have the meaning set forth in the preamble hereto.
“Discharge of the Obligations” shall mean and shall have occurred when (i) all Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted) and (ii) all Commitments shall have terminated or expired.
“Pledged Collateral” shall have the meaning set forth in Section 2.
“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all principal, interest and other income from the Pledged Collateral and all collections thereon and any money or property realized or collected in connection with any collateral security or guarantee with respect to the Pledged Collateral.
“Secured Parties” shall mean collectively, the Administrative Agent, the Collateral Agent and the Lenders.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Supporting Obligations” shall mean “supporting obligations” as such term is defined in Section 9-102(a)(78) of the UCC.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Pledged Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
1.2    Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.
(d)    The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
(e)    All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

2.	ISSUANCE OF AND GRANT OF SECURITY INTEREST IN THE SERIES 2022 DP&L FIRST MORTGAGE BONDS AND PLEDGED COLLATERAL
2.1    Issuance of Bonds and Grant of Security. The Grantor hereby issues and delivers and, to the extent of any rights or interests the Grantor may at any time have in the Series 2022 DP&L First Mortgage Bond, if any, transfers, assigns and pledges and to the Collateral Agent, for the ratable benefit of the Secured Parties, the Series 2022 DP&L First Mortgage Bonds to evidence and secure the Grantor’s Obligations, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Pledged Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Grantor’s Obligations:
(a)    to the extent of any rights or interests the Grantor has in the Series 2022 DP&L First Mortgage Bond (the “Pledged Bonds”), all such rights and interests of the Grantor in and under the Pledged Bonds;
(b)    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Pledged Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(c)     all Proceeds, products, accessions, rents and profits of any and all of the foregoing Supporting Obligations and other documents and instruments that from time to time guarantee or, subject to the following sentence, secure payment of such Pledged Bond.
The Pledged Collateral includes the rights and interest of the registered holder of the Pledged Bonds under the Indenture and Fiftieth Supplemental Indenture, but does not include any property or asset of the Grantor subject to the lien of the Indenture and the Fiftieth Supplemental Indenture.
Subject to the terms hereof, the Grantor hereby agrees that the Collateral Agent is, and will have all the rights and interests of, a holder and registered owner of the Series 2022 DP&L First Mortgage Bonds, and all rights and interests under and in the Pledged Collateral, and may exercise such rights and any other rights set forth herein or under applicable law, and realize on such interests, in each case for the ratable benefit of the Secured Parties, to satisfy, in whole or in part, the Grantor’s Obligations. The Grantor shall cause the physical delivery of the Series 2022 DP&L First Mortgage Bonds in certificated form to the Collateral Agent on the Closing Date, registered in its name as Collateral Agent

3.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Grantor thereunder, the Grantor hereby represents and warrants to the Secured Parties on the Closing Date that:
(a)    The Grantor’s exact legal name (as indicated on the public record of its jurisdiction of formation or organization), jurisdiction of organization, and the location of the Grantor’s chief executive office or sole place of business are specified on Schedule 1;
(b)    The Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 1, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, which has not heretofore been terminated; and
(c)    The Grantor is a transmitting utility as defined in UCC § 9-102(a)(80).
(d)    Each of the Series 2022 DP&L First Mortgage Bonds constitutes the legal, valid and binding obligation of the Grantor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).
(e)    Upon delivery in certificated form to the Collateral Agent of the Series 2022 DP&L First Mortgage Bonds, subject to Section 4.5 hereof, the Collateral Agent shall be entitled to all voting, consensual and other rights accruing to the holders of Series 2022 DP&L First Mortgage Bonds under the Indenture.

(f)	There exists no default under the Series 2022 DP&L First Mortgage Bonds.
4.    COVENANTS
The Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Obligations:
4.1    Maintenance of Perfected Security Interest; Further Documentation. (a) The Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.01(a)(v)(A) of the Credit Agreement and shall defend such security interest against the claims and demands of all Persons whomsoever.
(b)    The Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the assets and property of the Grantor as the Collateral Agent may reasonably request, all in reasonable detail.
(c)    At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of the Grantor, the Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, to the extent required hereunder.
(d)    If any of the Pledged Collateral is or shall become evidenced or represented by any Certificated Security, such Certificated Security shall be immediately delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Pledged Collateral pursuant to this Agreement.
4.2    Changes in Locations, Name, Jurisdiction of Incorporation, Etc. The Grantor will not, except upon fifteen (15) days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:
(a)    without limiting the prohibitions on mergers involving the Grantor contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable, from that set forth on Schedule 1; or
(b)    change its legal name, identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.
4.3    Notices. The Grantor will advise the Collateral Agent promptly, in reasonable detail, of any Lien (other than any Permitted Lien) on any of the Pledged Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder.
4.4    Investment Property.
(a)    Without the prior written consent of the Collateral Agent and except as permitted by the Credit Agreement (including any Separation Transaction, which is expressly permitted), the Grantor will not enter into any agreement or undertaking restricting the right or ability of the Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Collateral thereof or any interest therein.
(b)    If the Grantor shall become entitled to receive or shall receive any securities or option or rights in respect of the Pledged Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, the Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly endorsed in a manner satisfactory to the Collateral Agent and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Collateral shall be received by the Grantor, the Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of the Grantor, as additional collateral security for the Obligations.
4.5    Voting and Other Rights.
(a)    Unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall not sell, assign or transfer the Series 2022 DP&L First Mortgage Bonds (except to a successor Collateral Agent in its capacity as such).

(b)    Unless an Event of Default shall have occurred and be continuing, where consent of holders of DP&L First Mortgage Bonds is sought, the Collateral Agent shall, subject to Section 4.7, be deemed to have voted, or deemed to have consented with respect thereto, proportionately with the vote or consent of all other DP&L First Mortgage Bonds then outstanding and eligible to vote or consent (other than in the case of any vote which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document, in which case, the Collateral Agent shall vote in accordance with the direction of the Administrative Agent). Subject to Section 4.7, if an Event of Default shall have occurred and be continuing, the Collateral Agent may vote the Series 2022 DP&L First Mortgage Bonds as contemplated by Article 5 of this Agreement.

4.6    Events of Default. If an Event of Default shall occur and be continuing: (a) all rights of the Grantor (if any) to exercise or refrain from exercising any consensual rights with respect to the Pledged Collateral which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising any voting and other consensual rights and (b) the Collateral Agent shall have the right, without notice to the Grantor, to transfer all or any portion of the Pledged Collateral to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to the Grantor, to exchange any certificates representing any Pledged Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto, the Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies and other instruments as the Collateral Agent may from time to time reasonably request and the Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.
4.7    Indenture Amendments. By its acceptance thereof, the Collateral Agent, as holder of the Series 2022 DP&L First Mortgage Bonds, consents to the amendments set forth in Article Four of the Fiftieth Supplemental Indenture, subject to the conditions of their effectiveness as provided in Section 1 of Article Four of the Fiftieth Supplemental Indenture.

5.	REMEDIAL PROVISIONS
5.1    Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral) and all rights under any other applicable law or in equity, and in addition and without limitation. (i) the right to notify the trustee under the Indenture of such Event of Default and cause a redemption of the Series 2022 DP&L First Mortgage Bonds by the Company pursuant to the terms of the Indenture, (ii) the right to collect all amounts payable under the Series 2022 DP&L First Mortgage Bonds or any other Collateral for the benefit of the Secured Parties and hold it for their benefit or apply it to the Obligations, (iii) the right to attend or be represented by proxy at any meeting of bondholders under the Indenture, (iv) the right to vote the Series 2022 DP&L First Mortgage Bonds in accordance with the terms of the Indenture pursuant to Section 4.6 (but subject to Section 4.7) , (v) the right to issue consents and waivers with respect to the Series 2022 DP&L First Mortgage Bonds pursuant to Section 4.6 (but subject to Section 4.7), (vi) the right to issue any and all instructions and requests for action to the trustee under the Indenture that are permitted to a bondholder under the Indenture and (vii) the right to exercise all other rights and remedies of a “holder” of a Series 2022 DP&L First Mortgage Bond under the Indenture.Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent may store any Pledged Collateral or otherwise prepare any Pledged Collateral for disposal in the manner and to the extent that the Collateral Agent deems appropriate. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived and released.
(b)    The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Pledged Collateral in satisfaction of some or all of the Obligations or the Series 2022 DP&L First Mortgage Bonds pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Pledged Collateral (i) at any sale thereof conducted under the provisions of any Debtor Relief Law (including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States), or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of the Credit Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Pledged Collateral for any reason, such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
(c)    Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent may sell the Collateral without giving any warranties as to the Pledged Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral. The Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Pledged Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. The Grantor further agrees, at the Collateral Agent’s request, to assemble the Pledged Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Grantor’s premises or elsewhere. The Collateral Agent shall have no obligation to marshal any of the Pledged Collateral.
(d)    The Collateral Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Pledged

Collateral or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating to the Pledged Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Collateral Agent in accordance with the Credit Agreement. Only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Collateral Agent account for the surplus, if any, to the Grantor. If the Collateral Agent sells any of the Pledged Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Pledged Collateral, the Collateral Agent may resell the Pledged Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.
5.2    Effect of Securities Laws. The Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Grantor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Grantor would agree to do so.
5.3    Deficiency. The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

6.	POWER OF ATTORNEY AND FURTHER ASSURANCES
6.1    Collateral Agent’s Appointment as Attorney-in-Fact, Etc. (a) The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in its name or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Collateral Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following:
(b)    in the name of the Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Pledged Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due with respect to any other Pledged Collateral whenever payable;

(c)    pay or discharge taxes and Liens levied or placed on or threatened against the Pledged Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;
(d)    execute, in connection with any sale provided for in Section 5.1 or 5.2, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral; and
(e)    (i) direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (ii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral; (iii) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Pledged Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Pledged Collateral or any portion thereof and to enforce any other right in respect of any Pledged Collateral; (v) defend any suit, action or proceeding brought against the Grantor with respect to any Pledged Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate and (vii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Pledged Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.
Anything in this Section 6.1 to the contrary notwithstanding, the Collateral Agent agrees that, except as provided in Section 6.2, it will not exercise any rights under the power of attorney provided for in this Section 6.1 unless an Event of Default shall have occurred and be continuing.
6.2    Performance of Obligations. If the Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Collateral Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.
6.3    Costs and Expenses. The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Article 6, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the Grantor, shall be payable by the Grantor to the Collateral Agent on demand.
6.4    Ratification. The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Obligations.
6.5    Authorization of Financing Statements. The Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Collateral Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Pledged Collateral in such form and in such offices as the

Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. The Grantor agrees that such financing statements may describe the collateral in the same manner as described herein or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
6.6    Further Assurances. The Grantor agrees that from time to time, at the expense of the Grantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of any Pledged Collateral. Without limiting the generality of the foregoing, the Grantor shall:
(a)    file such financing or continuation statements, or amendments thereto and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
(b)    at any reasonable time, upon request by the Collateral Agent, assemble the Pledged Collateral and allow inspection of the Pledged Collateral by the Collateral Agent or persons designated by the Collateral Agent;
(c)    at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect the Grantor’s title to or the Collateral Agent’s interest in all or any part of the Pledged Collateral; and
(d)    furnish the Collateral Agent with such information regarding the Pledged Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

7.	THE COLLATERAL AGENT
7.1    Authority of Collateral Agent. The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority. The Collateral Agent shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement.
7.2    Duty of Agent. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any

Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral, or as to taking any action to monitor or protect against any diminution in value of the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. Neither the Collateral Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Pledged Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to the Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to the Grantor.
7.3    Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 7 shall apply to any such sub-agent and to any of the Affiliates of the Collateral Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Collateral Agent or Affiliate of the Collateral Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.
7.4    No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Pledged Collateral or to enforce any guarantee of the Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Pledged Collateral and of the guarantees of the Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Collateral Agent to credit bid all or any part of the Obligations held by it.

7.5    Rights of Collateral Agent. Without limiting the foregoing, the Collateral Agent shall be entitled to the rights, protections, immunities and indemnities set forth in the Credit Agreement as if specifically set forth herein.

8.	MISCELLANEOUS
8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Grantor and the Collateral Agent.
8.2    Notices. All notices, requests and demands to or upon the Collateral Agent or the Grantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement.
8.3    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4    Enforcement Expenses; Indemnification. (a) The Grantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which the Grantor is a party, including, without limitation, the fees and disbursements of counsel, (including the allocated fees and expenses of in-house counsel) to each Secured Party and of counsel to the Collateral Agent.
(b)    The Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with any of the transactions contemplated by this Agreement.
(c)    The Grantor agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 10.04 of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Grantor would be required to do so pursuant to Section 10.04 of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 8.4(c) shall apply to the Secured Parties to the same extent that they apply to the Collateral Agent and the Lenders under the Credit Agreement).
(d)    The Grantor agrees that the provisions of Section 3.04 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
(e)    The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that the Grantor shall not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and any such assignment, transfer or delegation without such consent shall be null and void.
8.6    Set-Off. The Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default pursuant to Section 8.01(g) of the Credit Agreement shall have occurred and be continuing, without notice to the Grantor, any such notice being expressly waived by the Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of the Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of the Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against the Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, such Secured Party complies with Section 10.08 of the Credit Agreement. Each Secured Party exercising any right of set-off shall notify the Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.
8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.
8.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
8.9    Section Headings. The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10    Integration/Conflict. This Agreement and the other Loan Documents represent the entire agreement of the Grantor, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.

8.11    GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).
8.12    Acknowledgments. The Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    no Secured Party has any fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement or any of the other Loan Documents and the provisions of Section 10.16 of the Credit Agreement are incorporated herein, mutatis mutandis (to apply to this Agreement rather than the Credit Agreement), and the relationship between the Grantor, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantor and the Secured Parties.
8.13    Releases. (a) At such time as there has been a Discharge of the Obligations, the Pledged Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Pledged Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Collateral Agent shall deliver to the Grantor any Pledged Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such documents as it shall reasonably request to evidence such termination.
(b)    If any of the Pledged Collateral shall be Disposed of by the Grantor in a transaction permitted by the Credit Agreement, then, the Collateral Agent, at the request and sole expense of the Grantor, shall execute and deliver to the Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Pledged Collateral; provided that the Grantor shall have delivered to the Collateral Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the Grantor and Pledged Collateral to be released, together with a certification by the Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.
(c)    The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to the Grantor’s rights under Section 9-509(d)(2) of the UCC.

8.14    Incorporation by Reference. Section 10.14 (Governing Law; Jurisdiction; Etc.) and Section 10.15 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.
GRANTOR:

THE DAYTON POWER AND LIGHT COMPANY

By:_________________________________________
Name:
Title:

COLLATERAL AGENT:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:____________________________
Name:
Title:

Schedule 1

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office or Sole Place of Business
The Dayton Power and Light Company	Ohio	27514	1065 Woodman Drive Dayton, OH 45432